Exhibit 10.1

CREDIT AGREEMENT
between
TEXAS CAPITAL BANCSHARES, INC.
as Borrower
and
KEYBANK NATIONAL ASSOCIATION
as Lender

dated as of
September 27, 2007

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Exhibit A	Form of Convertible RC/TL Note
Exhibit B	Form of Notice of Loan
Exhibit C	Form of Compliance Certificate

Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Investments
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.14	Material Agreements

iii

     This CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 27th day of September, 2007 between:
     (a) TEXAS CAPITAL BANCSHARES, INC., a Delaware corporation (“Borrower”); and
     (b) KEYBANK NATIONAL ASSOCIATION, a national banking association (“Lender”).
WITNESSETH:
     WHEREAS, Borrower and Lender desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, it is mutually agreed as follows:
ARTICLE I. DEFINITIONS
     Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “364-Day Revolving Credit Commitment” means the obligation hereunder of Lender, during the Commitment Period, to make Revolving Loans, up to the Maximum Revolving Amount.
     “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.
     “Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means that term as defined in the first paragraph hereof.

     “Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Lender) to handle certain administrative matters in connection with this Agreement.
     “Average Assets” means, for any period, the “average assets” of Texas Capital Bank, as reported on the Regulatory Capital Schedule of its Call Report applicable to such period.
     “Bank Regulatory Authority” means the FRB, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the OTS and all other relevant regulatory authorities (including, without limitation, relevant state bank regulatory authorities).
     “Base Rate” means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.
     “Base Rate Loan” means a Revolving Loan described in Section 2.2 hereof or a portion of the Term Loan described in Section 2.3, on which Borrower shall pay interest at a rate based on the Base Rate.
     “Borrower” means that term as defined in the first paragraph hereof.
     “Borrower Investment Policy” means the Investment Policy Guidelines of Borrower in effect as of the Closing Date, together with such modifications as approved from time to time by the Board of Directors of Borrower.
     “Business Day” means a day that is not a Saturday, a Sunday or another day of the year on which banks are not authorized or required to close in Cleveland, Ohio or Dallas, Texas, and, if the applicable Business Day relates to a LIBOR Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.
     “Call Report” means, for each Financial Subsidiary, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or Form 041), or any successor form promulgated by the Federal Financial Institutions Examination Council.
     “Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.
     “Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     “Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) Borrower shall cease to own and control, directly or indirectly, one hundred percent (100%) of the outstanding capital stock of each Material Subsidiary; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (d) the occurrence of a change in control, or other similar provision, as defined in any Material Indebtedness Agreement.
     “Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.
     “Commitment” means the obligation hereunder of Lender, (a) during the Commitment Period, to make Revolving Loans pursuant to the 364-Day Revolving Credit Commitment and, and (b) on the Conversion Date, if requested by Borrower, to convert the then outstanding Revolving Loans to the Term Loan pursuant to the Term Loan Commitment; up to the Total Commitment Amount.
     “Commitment Period” means the period from the Closing Date to September 24, 2008, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.
     “Companies” means Borrower and all Subsidiaries.
     “Company” means Borrower or a Subsidiary.
     “Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit C.
     “Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Lender not permitted by this Agreement, (b) was available to Lender on a nonconfidential basis prior to its disclosure to Lender, or (c) becomes available to Lender on a nonconfidential basis from a Person that is not, to the best knowledge of Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to Lender.
     “Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.
     “Consolidated” means the resultant consolidation of the financial statements of Borrower and its Subsidiaries (or Texas Capital Bank and its Subsidiaries, as the context requires) in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.13 hereof.
     “Consolidated Net Earnings” means, for any period, the net income (loss) of Texas Capital Bank for such period, as determined on a Consolidated basis and in accordance with GAAP.
     “Consolidated Tangible Net Worth” means, at any date, as determined on a Consolidated basis and in accordance with GAAP, (a) the stockholders’ equity of Borrower, minus (b) patents, goodwill, treasury stock and other intangibles of Borrower.
     “Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).
     “Conversion Date” means September 24, 2008.
     “Conversion Request” means that term as defined in Section 2.3 hereof.
     “Convertible RC/TL Note” means the Convertible RC/TL Note, substantially in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.5 hereof.
     “Credit Event” means the making of a Loan, the conversion of a Base Rate Loan to a Daily LIBOR Loan or a LIBOR Loan, the conversion of a Daily LIBOR Loan to a LIBOR Loan, or the continuation of a LIBOR Loan after the end of the applicable Interest Period.
     “Credit Party” means Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment. As of the Closing Date, no Subsidiary or Affiliate is a Guarantor of Payment.
     “Daily Interest Period” means, with respect to a Daily LIBOR Loan, the period commencing on the date such Daily LIBOR Loan is made and ending on the next day, with successive Daily Interest Periods automatically commencing daily thereafter.
     “Daily LIBOR Loan” means a Revolving Loan described in Section 2.2 hereof or a portion of the Term Loan described in Section 2.3 hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based on the Daily LIBOR Rate.

     “Daily LIBOR Rate” means, for any Daily Interest Period with respect to a Daily LIBOR Loan, the per annum rate of interest at which, determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Daily Interest Period, dollar deposits in immediately available funds in an amount comparable to such Daily LIBOR Loan and with a maturity of one day are offered to the prime banks by leading banks in the London interbank market.
     “Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by Lender in writing.
     “Default Rate” means (a) with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Base Rate from time to time in effect.
     “Dollar” or the sign $ means lawful money of the United States of America.
     “Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.
     “ERISA Event” means (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such

ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.
     “ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.
     “Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the FRB, as in effect from time to time.
     “Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.
     “Event of Default” means an event or condition that shall constitute an event of default as defined in Article VII hereof.
     “Excluded Taxes” means, in the case of Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or in which its principal office is located.
     “FDIA” means the Federal Deposit Insurance Act of 1933, as amended from time to time; and the regulations promulgated pursuant thereto.
     “FDIC” means the Federal Deposit Insurance Corporation or any governmental body or agency succeeding to any of its principal functions.
     “Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.
     “Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

     “Financial Subsidiary” means a Subsidiary that is a financial institution and is subject to the regulation of any Bank Regulatory Authority.
     “FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.
     “Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including the OCC, the OTS, the FDIC and the FRB), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.
     “Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.
     “Guarantor of Payment” means any Person that shall deliver a Guaranty of Payment to Lender subsequent to the Closing Date.
     “Guaranty of Payment” means each Guaranty of Payment, if any, executed and delivered to Lender after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.
     “Hedge Agreement” means any (a) hedge agreement, interest rate swap, cap, collar or floor agreement, or other interest rate management device entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company.
     “Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all lease obligations that have been or should be capitalized on the books of such Company in accordance with GAAP, (h) all obligations of such Company with respect to asset securitization financing programs to the extent that there is recourse against such Company or such Company is liable (contingent or otherwise) under any such program, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.
     “Interest Adjustment Date” means the last day of each Interest Period.
     “Interest Period” means, with respect to a LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such LIBOR Loan is converted to a Base Rate Loan or a Daily LIBOR Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a LIBOR Loan shall be one month, two months or three months, in each case as Borrower may select upon notice, as set forth in Section 2.6 hereof; provided that if Borrower shall fail to so select the duration of any Interest Period for a LIBOR Loan at least three Business Days prior to the Interest Adjustment Date applicable to such LIBOR Loan, Borrower shall be deemed to have converted such LIBOR Loan to a Daily LIBOR Loan at the end of the then current Interest Period.
     “Lender” means that term as defined in the first paragraph hereof.
     “LIBOR Loan” means a Revolving Loan described in Section 2.2 hereof or a portion of the Term Loan described in Section 2.3, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the LIBOR Rate; as used in this Agreement, the term “LIBOR Loan” shall not include a Daily LIBOR Loan.
     “LIBOR Rate” means, with respect to a LIBOR Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that in the event that such rate quotation is not available for any reason, then the

LIBOR Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the LIBOR Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Lender (or an affiliate of Lender, in Lender’s discretion) by prime banks in any Eurodollar market reasonably selected by Lender, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such LIBOR Loan; by (b) 1.00 minus the Reserve Percentage.
     “Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.
     “Loan” means a Revolving Loan or the Term Loan, granted to Borrower in accordance with Section 2.2 or 2.3 hereof.
     “Loan Documents” means, collectively, this Agreement, the Note and each Guaranty of Payment, if any, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of Texas Capital Bank or the Companies taken as a whole, (b) the rights and remedies of Lender under any Loan Document, (c) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (d) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
     “Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Ten Million Dollars ($10,000,000).
     “Material Subsidiary” means Texas Capital Bank, and any other Subsidiary of Borrower, that, as of the most recently completed fiscal year of Borrower, has total equity capital (including equity capital of all Subsidiaries of such Subsidiary) in an amount equal to five percent (5%) or more of Consolidated total equity capital of Borrower.
     “Maximum Rate” means that term as defined in Section 2.4(d) hereof.
     “Maximum Revolving Amount” means Fifty Million Dollars ($50,000,000), as such amount may be reduced pursuant to Section 2.9 hereof.
     “Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

     “Non-Performing Assets” means, at any date, as determined on a Consolidated basis and in accordance with GAAP, the aggregate amount of (a) all non-accrual loans of Texas Capital Bank, (b) all loans of Texas Capital Bank ninety (90) days or more past due that are still accruing interest, and (c) all “other real estate owned (OREO)”, as defined by the OCC, of Texas Capital Bank.
     “Non-Performing Assets Ratio” means, at any date, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Non-Performing Assets; to (b) the sum of (i) Total Loans, plus (ii) all “other real estate owned (OREO)”, as defined by the OCC, of Texas Capital Bank; provided that all financial information of BankDirect Capital Finance shall not be included in the calculation of Non-Performing Assets Ratio.
     “Note” means the Convertible RC/TL Note, or any other promissory note delivered pursuant to this Agreement.
     “Notice of Loan” means a Notice of Loan in the form of the attached Exhibit B.
     “Obligations” means, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Lender pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans; (b) each extension, renewal or refinancing of the foregoing, in whole or in part; (c) any prepayment and other fees payable hereunder; (d) all obligations and liabilities of any Company now existing or hereafter incurred under, arising out of, or in connection with any Hedge Agreement with Lender (or an affiliate of Lender); and (e) all costs and expenses, including attorneys’ fees, incurred by Lender in connection with the Credit Agreement or in connection with the collection of any portion of the indebtedness or other obligations described in (a), (b), (c) or (d) hereof.
     “OCC” means the Office of the Comptroller of the Currency, or any agency succeeding to any of its principal functions.
     “Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “OTS” means the Office of Thrift Supervision, or any agency succeeding to any of its principal functions.

     “Patriot Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation, and its successor.
     “Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).
     “Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.
     “Prime Rate” means the interest rate established from time to time by Lender as Lender’s prime rate, whether or not such rate shall be publicly announced; the Prime Rate may not be the lowest interest rate charged by Lender for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.
     “Regularly Scheduled Payment Date” means the last day of each January, April, July and October of each year.
     “Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Lender pursuant to or otherwise in connection with this Agreement.
     “Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.
     “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.
     “Reserve Percentage” means for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the FRB (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.
     “Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, or (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness.

     “Return on Average Assets Ratio” means, for the most recently completed four fiscal quarters of Texas Capital Bank, the ratio of (a) Consolidated Net Earnings, to (b) Average Assets; provided that, with the prior written consent of Lender, adjustments may be made to Consolidated Net Earnings for special restructuring or other exceptional non-recurring charges (specifically excluding charges for normal operations, charges with respect to additional loan loss reserves or other loan quality deterioration).
     “Revolving Credit Exposure” means, at any time, the aggregate principal amount of all Revolving Loans outstanding.
     “Revolving Loan” means a Loan made to Borrower by Lender in accordance with Section 2.2 hereof.
     “SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.
     “Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Lender) in favor of the prior payment in full of the Obligations.
     “Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership, limited liability company or unlimited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.
     “Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.
     “Term Loan” means the Loan granted to Borrower by Lender pursuant to the Term Loan Commitment, in accordance with Section 2.3 hereof.
     “Term Loan Commitment” means the obligation hereunder of Lender to make a Term Loan in the original principal amount equal to the aggregate principal amount of all Revolving Loans outstanding on the Conversion Date, in accordance with Section 2.3 hereof.

     “Term Loan Maturity Date” means September 26, 2010.
     “Term Loan Scheduled Payment Amount” means an amount equal to the original principal amount of the Term Loan divided by twenty (20).
     “Texas Capital Bank” means Texas Capital Bank, a national banking association.
     “Total Commitment Amount” means the principal amount of Fifty Million Dollars ($50,000,000), or such lesser amount as shall be determined pursuant to Section 2.9 hereof.
     “Total Loans” means the net total loans of Texas Capital Bank as listed on its Call Report.
     “U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.
     “Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
     “Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(1).
     Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.
     Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms.
ARTICLE II. AMOUNT AND TERMS OF CREDIT
     Section 2.1. Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, Lender shall make Loans to Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment. The Loans may be made as Revolving Loans as described in Section 2.2 hereof, and as the Term Loan as described in Section 2.3 hereof.
     Section 2.2. Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, Lender shall make a Revolving Loan or Revolving Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, provided that, in no event shall the Revolving Credit Exposure be in excess of the Maximum Revolving Amount. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans, Daily LIBOR Loans or LIBOR Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2 to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.
     Section 2.3. Term Loan. So long as there shall be no Default or Event of Default, Borrower shall have the option to request (the “Conversion Request”) that all outstanding Revolving Loans convert to a Term Loan on the Conversion Date. So long as Lender shall receive the Conversion Request no later than thirty (30) days prior to the Conversion Date, subject to the terms and conditions of this Agreement, all Revolving Loans outstanding on the Conversion Date shall be refinanced by Lender with the Term Loan. On the Conversion Date, the 364-Day Revolving Credit Commitment shall be automatically terminated and, on and after the Conversion Date, Revolving Loans shall no longer be available. The Term Loan shall be payable in seven consecutive quarterly installments, with each such payment to be in the amount of the Term Loan Scheduled Payment Amount. Such payments shall commence on January 31, 2009, and continue on each Regularly Scheduled Payment Date thereafter, with the balance thereof payable in full on the Term Loan Maturity Date. Borrower shall notify Lender, in accordance with the notice provisions of Section 2.6 hereof, whether the Term Loan will be a Base Rate Loan, a Daily LIBOR Loan or LIBOR Loans. The Term Loan may be a mixture of a Base Rate Loan, a Daily LIBOR Loan and LIBOR Loans.
     Section 2.4. Interest.
     (a) Revolving Loans.
     (i) Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Base Rate Loan outstanding from time to time from the date thereof until paid at a rate per annum equal to the Base Rate (from time to time in effect) minus one hundred twenty-five (125) basis points. Interest on such Base Rate Loan shall be payable, commencing January 31, 2008, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
     (ii) Daily LIBOR Loan. Borrower shall pay interest on the unpaid principal amount of a Revolving Loan that is a Daily LIBOR Loan outstanding from time to time from the date thereof until paid at a rate per annum equal to one hundred (100.00) basis points in excess of the Daily LIBOR Rate (from time to time in effect). Interest on such Daily LIBOR Loan shall be payable, commencing January 31, 2008, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.
     (iii) LIBOR Loans. Borrower shall pay interest on the unpaid principal amount of each Revolving Loan that is a LIBOR Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at a rate per annum equal to one hundred

(100.00) basis points in excess of the LIBOR Rate. Interest on such LIBOR Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
     (b) Term Loan.
     (i) Base Rate Loan. With respect to any portion of the Term Loan that is a Base Rate Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing on the first Regularly Scheduled Payment Date after the Conversion Date, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at a rate per annum equal to the Base Rate (from time to time in effect) minus one hundred twenty-five (125.00) basis points.
     (ii) Daily LIBOR Loan. With respect to any portion of the Term Loan that is a Daily LIBOR Loan, Borrower shall pay interest on the unpaid principal amount thereof outstanding from time to time from the date thereof until paid, commencing on the first Regularly Scheduled Payment Date after the Conversion Date, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof, at a rate per annum equal to one hundred (100.00) basis points in excess of the Daily LIBOR Rate (from time to time in effect).
     (iii) LIBOR Loans. With respect to any portion of the Term Loan that is a LIBOR Loan, Borrower shall pay interest on the unpaid principal amount of such LIBOR Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto, at a rate per annum equal to one hundred (100.00) basis points in excess of the LIBOR Rate. Interest on such LIBOR Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).
     (c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of Lender and after written notice to Borrower, (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, and (ii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 7.1 or 7.12 hereof, the applicable Default Rate shall apply without any election or action on the part of Lender.
     (d) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.
     Section 2.5. Evidence of Indebtedness. The obligation of Borrower to repay the Revolving Loans and the Term Loan, and to pay interest thereon, shall be evidenced by a Convertible RC/TL Note of Borrower.
     Section 2.6. Notice of Credit Event; Funding of Loans.
     (a) Notice of Credit Event. Borrower, through an Authorized Officer, shall provide to Lender a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Daily LIBOR Loan, and (iii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any LIBOR Loan.
     (b) Conversion of Loans. At the request of Borrower to Lender, subject to the notice and other provisions of this Section 2.6, Lender shall convert a Base Rate Loan or a Daily LIBOR Loan to one or more LIBOR Loans at any time and shall convert a LIBOR Loan to a Base Rate Loan or a Daily LIBOR Loan on any Interest Adjustment Date applicable thereto.
     (c) Minimum Amount. Each request for:
     (i) a Base Rate Loan or a Daily LIBOR Loan shall be in an amount of not less than Five Hundred Thousand Dollars ($500,000), increased by increments of One Hundred Thousand Dollars ($100,000); and
     (ii) a LIBOR Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000).
     (d) Interest Periods. Borrower shall not request that LIBOR Loans be outstanding for more than ten different Interest Periods at the same time.
     Section 2.7. Payment on Loans and Other Obligations.
     (a) Payments Generally. Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.
     (b) Payments to Lender. All payments of principal, interest and fees shall be made to Lender in Dollars in immediately available funds. Lender shall record (i) any principal, interest or other payment, and (ii) the principal amounts of the Base Rate Loans, Daily LIBOR Loans and LIBOR Loans and all prepayments thereof and the applicable dates, including Interest Periods, with respect thereto, by such method as Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans set forth on the records of Lender shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to Lender. Lender shall provide Borrower with quarterly statements regarding the outstanding Loans, in form and substance customary to Lender; provided that Lender’s failure to provide such statements shall not affect the obligations of Borrower under this Agreement.
     (c) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided, however, that, with respect to a LIBOR Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.
     Section 2.8. Prepayment.
     (a) Right to Prepay. Borrower shall have the right at any time or from time to time to prepay all or any part of the principal amount of the Loans then outstanding as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and, any amount payable under Article III hereof with respect to the amount being prepaid. Prepayments of Base Rate Loans and Daily LIBOR Loans shall be without any premium or penalty, other than any prepayment fees, penalties or other charges that may be contained in any Hedge Agreement. Each prepayment of the Term Loan shall be applied to the principal installments thereof in the inverse order of their respective maturities.
     (b) Notice of Prepayment. Borrower shall give Lender notice of prepayment of a Base Rate Loan or Daily LIBOR Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any LIBOR Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.
     (c) Minimum Amount. Each prepayment of a LIBOR Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.
     Section 2.9. Reduction of Commitment. Borrower may at any time and from time to time permanently reduce in whole or in part the 364-Day Revolving Credit Commitment to an amount not less than the Revolving Credit Exposure, by giving Lender not fewer than five Business Days’ written notice of such reduction, provided that any such partial reduction shall be in an amount of not less than One Million Dollars ($1,000,000), increased in increments of Five Hundred Thousand Dollars ($500,000). If Borrower reduces in whole the 364-Day Revolving

Credit Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and other fees accrued and unpaid), the Note shall be marked “Canceled” and delivered to Borrower. Any partial reduction in the Maximum Revolving Amount shall be effective during the remainder of the Commitment Period.
     Section 2.10. Computation of Interest and Fees. Interest on Loans, fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.
     Section 2.11. Mandatory Payments.
     (a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the 364-Day Revolving Credit Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the 364-Day Revolving Credit Commitment.
     (b) Application of Mandatory Payments. Unless otherwise designated by Borrower, each prepayment pursuant to Section 2.11(a) hereof shall be applied in the following order (i) first, to outstanding Base Rate Loans, (ii) second, to outstanding Daily LIBOR Loans, and (iii) third, to outstanding LIBOR Loans; provided that, if the outstanding principal amount of any LIBOR Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.6(c) hereof as a result of such prepayment, then such LIBOR Loan shall be converted into a Base Rate Loan (or a Daily LIBOR Loan if so requested by Borrower) on the date of such prepayment. Any prepayment of a LIBOR Loan pursuant to this Section 2.11 shall be subject to the prepayment provisions set forth in Article III hereof.
ARTICLE III. ADDITIONAL PROVISIONS RELATING TO
LIBOR LOANS; INCREASED CAPITAL; TAXES
     Section 3.1. Requirements of Law.
     (a) If, after the Closing Date (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:
     (A) shall subject Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);
     (B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender that is not otherwise included in the determination of the LIBOR Rate; or
     (C) shall impose on Lender any other condition;
and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing or maintaining LIBOR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate Lender for such increased cost or reduced amount receivable. If Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), Lender shall promptly notify Borrower of the event by reason of which it has become so entitled.
     (b) If Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender or such corporation with respect to capital adequacy), then from time to time, upon submission by Lender to Borrower of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to Lender such additional amount or amounts as will compensate Lender for such reduction.
     (c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by Lender to Borrower shall be conclusive absent manifest error. In determining any such additional amounts, Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Borrower shall not be required to compensate Lender pursuant to this Section 3.1 for any increased costs or reductions to the extent Lender notifies Borrower thereof more than one hundred eighty (180) days after Lender becomes aware of such right to additional compensation.
     Section 3.2. Taxes.
     (a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

     (b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party pursuant to subpart (a) above, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Lender a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Lender the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Lender on demand for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure.
     (c) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.
     Section 3.3. Funding Losses. Borrower agrees to indemnify Lender, promptly after receipt of a written request therefor, and to hold Lender harmless from, any loss or expense that Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from LIBOR Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a LIBOR Loan on a day that is not the last day of an Interest Period applicable thereto or (d) any conversion of a LIBOR Loan to a Base Rate Loan or a Daily LIBOR Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as determined by Lender) that would have accrued to Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower by Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive after the termination of this Agreement, the payment of the Loans, and all other amounts payable hereunder. Notwithstanding anything in this Section 3.3 to the contrary, to the extent that no certificate is submitted to Borrower by Lender as provided above, the obligations of Borrower pursuant to this Section 3.3 shall expire one year after the termination of this Agreement, the payment of the Loans, and all other amounts payable hereunder.
     Section 3.4. LIBOR Rate and Daily LIBOR Rate Lending Unlawful: Inability to Determine Rate.

     (a) If Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a LIBOR Loan or a Daily LIBOR Loan, the obligations of Lender to make, continue or convert any such LIBOR Loan or Daily LIBOR Loan shall, upon such determination, be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans and Daily LIBOR Loans payable to Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.
     (b) If Lender determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or the Daily LIBOR Rate with respect to a proposed Daily LIBOR Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain such Loan shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.
     Section 3.5. Funding. Lender may, but shall not be required to, make Daily LIBOR Loans or LIBOR Loans hereunder with funds obtained outside the United States.
ARTICLE IV. CONDITIONS PRECEDENT
     Section 4.1. Conditions to Each Credit Event. The obligation of Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:
     (a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;
     (b) Borrower shall have submitted a Notice of Loan and otherwise complied with Section 2.6 hereof;
     (c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and
     (d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.
     Section 4.2. Conditions to the First Credit Event. Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:
     (a) Note. Borrower shall have executed and delivered to Lender the Convertible RC/TL Note.
     (b) Officer’s Certificate, Resolutions, Organizational Documents. Borrower shall have delivered to Lender an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of Borrower evidencing approval of the execution and delivery of the Loan Documents and the execution of other Related Writings to which Borrower is a party, and (ii) the Organizational Documents of Borrower.
     (c) Good Standing Certificate. Borrower shall have delivered to Lender a good standing certificate for Borrower, issued on or about the Closing Date by the Secretary of State in the state or states where Borrower is incorporated or qualified as a foreign entity.
     (d) Legal Opinion. Borrower shall have delivered to Lender an opinion of counsel for Borrower, in form and substance satisfactory to Lender.
     (e) Legal Fees and Expenses. Borrower shall have paid to Lender on the Closing Date all reasonable legal fees and expenses of Lender in connection with the preparation and negotiation of the Loan Documents.
     (f) Closing Certificate. Borrower shall have delivered to Lender an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.
     (g) No Material Adverse Change. No material adverse change, in the reasonable opinion of Lender, shall have occurred in the financial condition or operations of Borrower or Texas Capital Bank since June 30, 2007.
     (h) Miscellaneous. Borrower shall have provided to Lender such other items and shall have satisfied such other conditions as may be reasonably required by Lender.

     (i) Letter of Direction. Borrower shall have delivered to Lender a letter of direction authorizing Lender to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions setting forth the locations to which such funds shall be sent.
ARTICLE V. COVENANTS
     Section 5.1. Insurance. Each Company (a) shall maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by Persons similarly situated, but in a manner consistent with past practices; (b) within ten days of Lender’s written request, shall furnish to Lender such information about such Company’s insurance as Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Lender and certified by a Financial Officer, and (c) that is a Financial Subsidiary shall, as to each deposit, maintain the maximum amount of FDIC insurance available.
     Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.
     Section 5.3. Financial Statements and Information.
     (a) Quarterly Financials. Borrower shall deliver to Lender, within forty-five (45) days after the end of each of the first three quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Lender (provided that the Quarterly Report on Form 10-Q of Borrower for such quarter filed with the SEC shall be deemed to be in form and detail satisfactory to Lender) and certified by a Financial Officer. Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(a) with respect to any material or information set forth in this Section 5.3(a) to the extent (i) such material or information is publicly filed via the SEC’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto, and (ii) Borrower has provided written notice to Lender of such filing.
     (b) Annual Audit Report. Borrower shall deliver to Lender, within one hundred twenty (120) days after the end of each fiscal year of Borrower, an annual audit report of Borrower for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Lender (provided that the Annual Report on Form 10-K of Borrower for such quarter filed with the SEC shall be deemed to be in form and detail satisfactory to Lender) and certified by an independent public accountant satisfactory to Lender, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period. Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(b) with respect to any material or information set forth in this Section 5.3(b) to the extent (i) such material or information is publicly filed via the SEC’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto, and (ii) Borrower has provided written notice to Lender of such filing.
     (c) Compliance Certificate. Borrower shall deliver to Lender, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate, certified by a Financial Officer.
     (d) Banking Reports. Borrower shall deliver to Lender, within thirty (30) days after the end of each fiscal quarter of Borrower, a duly executed copy of the Call Report of each Material Subsidiary, as submitted for the period then ending.
     (e) Shareholder and SEC Documents. Borrower shall deliver to Lender, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities. Borrower shall be deemed to be in compliance with its delivery obligations pursuant to this Section 5.3(e) with respect to any material or information set forth in this Section 5.3(e) to the extent (i) such material or information is publicly filed via the SEC’s Electronic Data Gathering and Retrieval System (EDGAR) or any public electronic filing system successor thereto, and (ii) Borrower has provided written notice to Lender of such filing.
     (f) Financial Information of Companies. Borrower shall deliver to Lender, within ten Business Days of the written request of Lender, such other information about the financial condition, properties and operations of any Company as Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Lender and certified by a Financial Officer of the Company or Companies in question.
     Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such Company) permit Lender to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof; provided that, if no Default or Event of Default shall exist, (a) Lender shall give such Company thirty (30) days’ notice prior to such examination, and (b) such Company shall have the option to transfer the books and records to an offsite location (satisfactory to Lender) for Lender’s examination.

     Section 5.5. Franchises; Change in Business.
     (a) Borrower and each Material Subsidiary shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.
     (b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies (taken as a whole) would be substantially changed from the general nature of the business the Companies (taken as a whole) are engaged in on the Closing Date.
     Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to Lender (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided, that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Lender of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Tangible Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Lender with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Lender, deliver or cause to be delivered to Lender true and correct copies of any documents relating to the ERISA Plan of any Company.
     Section 5.7. Financial Covenants.
     (a) Return on Average Assets Ratio. Borrower shall not suffer or permit Texas Capital Bank to suffer or permit at any time the Return on Average Assets Ratio to be less than one-half of one percent (0.50%) on the Closing Date and on the last day of each fiscal quarter of Texas Capital Bank thereafter.
     (b) Non-Performing Assets. Borrower shall not suffer or permit Texas Capital Bank to suffer or permit the Non-Performing Assets Ratio to exceed two percent (2%) at any time.

     (c) Capital Requirements.
     (i) Capitalization of Borrower. Borrower shall at all times be designated as “adequately capitalized” by each Governmental Authority having regulatory authority over Borrower.
     (ii) Capitalization of Financial Subsidiaries. Borrower shall at all times cause each Financial Subsidiary, including Texas Capital Bank, to be designated as “well capitalized” by each Governmental Authority having regulatory authority over such Financial Subsidiary.
     Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:
     (a) the Loans and any other Indebtedness owing to Lender or any affiliate of Lender;
     (b) in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, any Indebtedness existing on the Closing Date that is set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);
     (c) the Indebtedness of any Financial Subsidiary owing to the Federal Reserve Board or the Federal Home Loan Bank Board;
     (d) the Indebtedness of any Financial Subsidiary that constitutes federal funds purchased and securities sold under agreements to repurchase, so long as such Indebtedness is incurred in the ordinary course of the banking business of such Financial Subsidiary;
     (e) the Indebtedness constituting obligations of Borrower and any Financial Subsidiary under debentures, indentures, trust agreements and guarantees in connection with the issuance by such Company of trust preferred securities in the ordinary course of business of Borrower or such Financial Subsidiary;
     (f) the Indebtedness (other than Indebtedness for borrowed money) of Borrower incurred in the ordinary course of business (consistent with past practice) of Borrower;
     (g) the Indebtedness (other than Indebtedness for borrowed money) of a Financial Subsidiary incurred in the ordinary course of the banking business (consistent with past practice) of such Financial Subsidiary;
     (h) the Indebtedness (i) owed by Borrower or any “affiliate” of Borrower (as defined in Regulation W of the FRB and sections 23A or 23B of the Federal Reserve Act) to any Financial Subsidiary not in violation of Regulation W of the FRB (as amended, supplemented or otherwise modified), (ii) owed by any Subsidiary to Borrower, or (iii) owed by Borrower or any Subsidiary to a Subsidiary other than a Financial Subsidiary;

     (i) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;
     (j) any loans granted to, or Capitalized Lease Obligations entered into by, any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations (other than the Capitalized Lease Obligations (if any) incurred pursuant to subpart (k) below) for all Companies shall not exceed Five Million Dollars ($5,000,000) at any time outstanding;
     (k) the lease obligations (capitalized or otherwise) incurred in connection with the lease by Texas Capital Bank of its principal offices located at 2000 McKinney Avenue, Dallas, Texas 75201, so long as such lease payments do not exceed, in the aggregate, Eight Million Dollars ($8,000,000) during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date; and
     (1) other unsecured Indebtedness, in addition to the Indebtedness listed above, in an aggregate principal amount for all Companies not to exceed, at any time outstanding, an amount equal to three percent (3%) of Consolidated total equity capital of Borrower, but only so long as Borrower shall have delivered to Lender a pro forma financial statement of the Companies, accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after the proposed incurrence of such Indebtedness.
     Section 5.9. Liens. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:
     (a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;
     (b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
     (c) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower;
     (d) any Lien securing Indebtedness incurred to Lender or any affiliate of Lender;
     (e) Liens on property or assets of a Financial Subsidiary to secure Indebtedness incurred pursuant to subsections (c), (d), and (e) of Section 5.8 hereof, provided that, with respect to Indebtedness incurred pursuant to Section 5.8(d) hereof, such Lien shall only extend to the securities sold;

     (f) Liens arising in the ordinary course of business of Borrower (securing Indebtedness permitted pursuant to Section 5.8(f) hereof) or a Financial Subsidiary (securing Indebtedness permitted pursuant to Section 5.8(g) hereof), which do not in the aggregate materially detract from the value of the assets of Borrower or any Financial Subsidiary, or materially impair the use thereof in the operation of the respective businesses of Borrower or such Financial Subsidiary;
     (g) Liens granted to secure any deposit liabilities with any Governmental Authority;
     (h) in addition to the other Liens permitted to be incurred pursuant to this Section 5.9, any Lien existing on the Closing Date that is set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;
     (i) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company;
     (j) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(j) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired; or
     (k) other Liens, in addition to the Liens listed above, securing amounts, in the aggregate for all Companies, not to exceed Two Million Dollars ($2,000,000) at any time.
No Company shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit Lender from acquiring a security interest, mortgage or other Lien on, or collateral assignment of, any of the property or assets of such Company.
Notwithstanding anything in this Section 5.9 to the contrary, except pursuant to this Agreement, Borrower shall not create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon the capital stock of any Financial Subsidiary.
     Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans with Regulations T, U or X, or any other applicable regulation, of the FRB.
     Section 5.11. Investments, Loans and Guaranties. Neither Borrower nor any Material Subsidiary shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind (other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

     (i) investments and loans made by a Company, existing as of the Closing Date, as forth on Schedule 5.11 hereto;
     (ii) investments and loans made in the ordinary course of business by a Financial Subsidiary;
     (iii) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;
     (iv) loans to and investments by a Company from or by a Company;
     (v) guaranties of the Indebtedness of a Company by a Company, so long as each such Company is a Credit Party;
     (vi) guaranties by Texas Capital Bank of obligations by Bank Direct Capital Finance to return money advanced by unaffiliated parties, provided that such monetary obligations are fully secured by otherwise unrestricted and unencumbered cash and marketable securities of an unaffiliated party; or
     (vii) other investments permitted by applicable laws and regulations and consistent with Borrower’s Investment Policy.
For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.
     Section 5.12. Merger and Sale of Assets. Neither Borrower nor any Material Subsidiary shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or, after giving effect to such merger, amalgamation, consolidation, sale, lease or transfer, shall begin to exist:
     (a) a Subsidiary (other than Borrower or Texas Capital Bank) may merge with (i) Borrower or Texas Capital Bank (provided that Borrower and Texas Capital Bank shall both be continuing or surviving Persons) or (ii) any one or more other Subsidiaries;
     (b) a Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or any Material Subsidiary;
     (c) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business (provided that Borrower may not sell or otherwise transfer Texas Capital Bank); and

     (d) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof.
     Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Company may effect an Acquisition so long as:
     (a) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;
     (b) in the case of a merger, amalgamation or other combination including a Company (other than Borrower), a Company shall be the surviving entity;
     (c) the business to be acquired shall be similar or complementary to the lines of business of the Companies or permissible under applicable regulations governing financial institutions (so long as the general nature of the business of the Companies (taken as a whole) would not be substantially changed from the general nature of the business the Companies (taken as a whole) are engaged in on the Closing Date;
     (d) the Companies shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction;
     (e) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;
     (f) if the Consideration paid for such Acquisition is equal to or greater than Five Million Dollars ($5,000,000), Borrower shall have provided to Lender, prior to the date of such Acquisition, a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after the proposed Acquisition; and
     (g) such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired.
     Section 5.14. Notice.
     Borrower shall cause a Financial Officer to promptly notify Lender, in writing, whenever:
     (a) a Default or Event of Default has occurred hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;
     (b) Borrower is informed in writing by a Governmental Authority, or otherwise given official notice by a Governmental Authority, of the commencement of any action, examination, investigation, litigation or proceeding against Borrower or a Material Subsidiary that, if successful, would be reasonably likely to have a Material Adverse Effect; or

     (c) Borrower learns that there has occurred any event, condition or thing that is reasonably likely to have a Material Adverse Effect.
     Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that, so long as no Default or Event of Default shall then exist or immediately thereafter shall begin to exist, Borrower may make Restricted Payments.
     Section 5.16. Environmental Compliance. Each Company shall comply in all material respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to Lender, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or material proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the material release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest (other than an ownership interest acquired as a result of a commercial or residential loan made by such Company, and only so long as such Company has not taken control of such real property) or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Borrower shall defend, indemnify and hold Lender harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.
     Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided, however, that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate.
     Section 5.18. Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be for (a) the repurchase of common stock of Borrower, (b) working capital and other general corporate purposes of Borrower, and (c) the injection of capital into Texas Capital Bank.

     Section 5.19. Corporate Names. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, Borrower shall have provided Lender with at least thirty (30) days prior written notice thereof.
     Section 5.20. Restrictive Agreements. Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.
     Section 5.21. Other Financial Covenants and Provisions. In the event that Borrower or any Material Subsidiary shall enter into, or shall have entered into, any Material Indebtedness Agreement, wherein the financial covenants contained therein shall be more restrictive than the financial covenants set forth herein, then the Companies shall be bound hereunder by such more restrictive financial covenants with the same force and effect as if such financial covenants were written herein.
     Section 5.22. Guaranty Under Material Indebtedness Agreement. Neither Borrower nor any Material Subsidiary shall be or become a Guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement, unless Borrower or such Material Subsidiary shall also be a Guarantor of Payment under this Agreement prior to or concurrently therewith.
     Section 5.23. Amendment of Organizational Documents. No Company shall amend its Organizational Documents to change its name or state, province or other jurisdiction of organization, or otherwise amend its Organizational Documents in any manner adverse to Lender, without the prior written consent of Lender.
     Section 5.24. Further Assurances. Borrower shall, promptly upon request by Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
     Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Borrower is a bank holding company, duly organized and validly existing under the laws of the state of

Delaware. Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower, its state or jurisdiction of formation, whether such Subsidiary is a Financial Subsidiary, its relationship to Borrower, including the percentage of each class of stock (or other equity interest) owned by a Company or the percentage of stock (or other equity interest) of Borrower owned by it, the location of its chief executive office and its principal place of business. Except as set forth in Schedule 6.1 hereto, Borrower owns all of the equity interests of each of its Subsidiaries.
     Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.
     Section 6.3. Compliance with Laws and Contracts. Each Company:
     (a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so would not have a Material Adverse Effect;
     (b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance would not have a Material Adverse Effect;
     (c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except with respect to any violation or default that would not have a Material Adverse Effect;
     (d) has ensured that no Person who owns a controlling interest in or otherwise controls a Company is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or

any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;
     (e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations, except where the failure to be in compliance would not have a Material Adverse Effect; and
     (f) is in compliance with the Patriot Act, except where the failure to be in compliance would not have a Material Adverse Effect.
     Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining, that, as to (a) through (c) above, if violated or determined adversely, would have a Material Adverse Effect.
     Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof.
     Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Lender from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.
     Section 6.7. Tax Returns. All material federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed (or extended as permitted by applicable law) and all material taxes, assessments, fees and other governmental charges that are due and payable have been paid. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.
     Section 6.8. Environmental Laws. Each Company is in material compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or material proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry, whether brought by any Governmental Authority or private Person, or otherwise.
     Section 6.9. Employee Benefits Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. No changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.
     Section 6.10. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.
     Section 6.11. Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to Lender. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Lender. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Lender incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.
     Section 6.12. Financial Statements. The audited Consolidated financial statements of Borrower for the fiscal year ended December 31, 2006 and the unaudited Consolidated financial statements of Borrower for the fiscal quarter ended June 30, 2007, furnished to Lender, have been prepared in accordance with GAAP, and fairly present the financial condition of Borrower (on a Consolidated basis) as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in Borrower or any Material Subsidiary’s financial condition, properties or business or any change in Borrower or any Material Subsidiary’s accounting procedures.
     Section 6.13. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the FRB of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.
     Section 6.14. Material Agreements. Except as disclosed on Schedule 6.14 hereto, as of the Closing Date, Borrower is not a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party that, as to subsections (a) through (g) above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.
     Section 6.15. Maintenance of Insurance. Each Company maintains with financially sound and reputable insurers insurance as is commonly maintained by Persons similarly situated, but in a manner consistent with past practices.

     Section 6.16. FDIC Insurance. The deposits held by each Financial Subsidiary that is an “insured depository institution” (within the meaning of 12 U.S.C. 1813(c)(2)) and the deposits held by each Financial Subsidiary are insured by the FDIC in the maximum amount available for such deposits. No act has occurred that would adversely affect the status of such Financial Subsidiary as an FDIC insured bank.
     Section 6.17. Dividend Restrictions; Other Restrictions.
     (a) No Material Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by any Financial Subsidiary.
     (b) No Company is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority, other than routine examinations by such Governmental Authority.
     Section 6.18. Capital Measures. As of the Closing Date, Borrower and each Material Subsidiary have been, or are deemed to have been, notified by the appropriate Governmental Authority having regulatory authority over Borrower or such Material Subsidiary, as applicable, that each of them is “well capitalized” (or “adequately capitalized with respect to Borrower”), as determined in accordance with any regulations established by such Governmental Authority.
     Section 6.19. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Lender that has or is likely to have a Material Adverse Effect.
     Section 6.20. Investment Company. No Company is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 6.21. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.
ARTICLE VII. EVENTS OF DEFAULT
     Each of the following shall constitute an Event of Default hereunder:
     Section 7.1. Payments. If (a) the interest on any Loan, any fee, or any other Obligation not listed in subpart (b) hereof shall not be paid in full when due and payable or within three days thereafter, or (b) the principal of any Loan shall not be paid in full when due and payable.

     Section 7.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.21 or 5.22 hereof.
     Section 7.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.1 or 7.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Lender that the specified Default is to be remedied.
     Section 7.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Lender or any other holder of any Note, shall be false or erroneous in any material respect.
     Section 7.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.
     Section 7.6. ERISA Default. The occurrence of one or more ERISA Events that (a) Lender determines could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company, to the extent that the aggregate of all such Liens for all Companies exceeds Two Hundred Fifty Thousand Dollars ($250,000).
     Section 7.7. Change in Control. If any Change in Control shall occur.
     Section 7.8. Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which the right to appeal has expired; provided that the aggregate of all such judgments, for all such Companies, shall exceed Five Million Dollars ($5,000,000).
     Section 7.9. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Lender, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby.

     Section 7.10. FDIC or Governmental Authority Restrictions. If (a) any Governmental Authority having regulatory authority over Borrower or any Subsidiary shall impose any restriction on Borrower or such Subsidiary with respect to the payment of dividends from any such Subsidiary to Borrower, (b) any Financial Subsidiary shall cease for any reason to be an insured bank under the FDIA, (c) the FDIC or any other federal or state regulatory authority shall issue a cease and desist order or take other action of a disciplinary or remedial nature against Borrower or any Financial Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Effect or there shall occur with respect to any Financial Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12. U.S.C. 1831o (e)(2) and the regulations thereunder, or (d) Borrower or any Financial Subsidiary shall enter into a written supervisory or similar agreement with any Governmental Authority having regulatory authority over such Person for any reason, but only to the extent that such supervisory or similar agreement would have a materially adverse effect on such Person.
     Section 7.11. Bank Supervision. Without limiting the generality of Section 7.11 above, the appointment of a conservator or receiver for any Financial Subsidiary that is an “insured depository institution” as defined in the FDIA (12 USC 1813(c)(2)), by any “appropriate Federal banking agency” as defined in the FDIA (12 USC 1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a new bank to assume the insured deposits of such Financial Subsidiary pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of such Financial Subsidiary pursuant to the FDIA; or the provision of any form of assistance to any such Financial Subsidiary by the FDIC pursuant the FDIA.
     Section 7.12. Solvency. If Borrower or any Material Subsidiary shall (a) discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of Borrower or such Material Subsidiary, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy, insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of Borrower or such Material Subsidiary, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of Borrower or such Material Subsidiary, (i) take, or omit to take, any action in order thereby to effect any of the foregoing, (j) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.
ARTICLE VIII. REMEDIES UPON DEFAULT
     Notwithstanding any contrary provision or inference herein or elsewhere:
     Section 8.1. Optional Defaults. If any Event of Default referred to in Section 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10 or 7.11 hereof shall occur, Lender shall have the right, in its discretion, to give written notice to Borrower to:
     (a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligation of Lender to make any further Loan immediately shall be terminated; and/or
     (b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.
     Section 8.2. Automatic Defaults. If any Event of Default referred to in Section 7.12 hereof shall occur:
     (a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and Lender thereafter shall not be under any obligation to grant any further Loan; and
     (b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.
     Section 8.3. Offsets. If there shall occur or exist any Event of Default referred to in Section 7.12 hereof or if the maturity of the Obligations is accelerated pursuant to Section 8.1 or 8.2 hereof, Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower to Lender, whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by Lender (including, without limitation, by branches and agencies or any affiliate of Lender, wherever located) to or for the credit or account of Borrower, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.
     Section 8.4. Other Remedies. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which Lender may be entitled.
ARTICLE IX. MISCELLANEOUS
     Section 9.1. No Waiver; Cumulative Remedies; Relationship of Parties. No omission or course of dealing on the part of Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise. Nothing contained in this Agreement and no action taken by Lender pursuant hereto shall be deemed to constitute Borrower and Lender a partnership, association, joint venture or other entity. The relationship between Borrower and Lender with respect to the Loan Documents is and shall be solely that of debtor and creditor, respectively, and Lender shall have no fiduciary obligation toward Borrower with respect to any such documents or the transactions contemplated thereby.
     Section 9.2. Amendments, Waivers and Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     Section 9.3. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day), except that all notices hereunder shall not be effective until received.
     Section 9.4. Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable costs and expenses of Lender, including but not limited to (a) administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Lender in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses, including reasonable attorneys’ fees and expenses, in connection with any restructuring, amendment, or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees.
     Section 9.5. Indemnification. Borrower agrees to defend, indemnify and hold harmless Lender (and its affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees), or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Lender in connection with any investigative, administrative or judicial proceeding (whether or not Lender shall be designated a party thereto) or any other claim by any Person relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that Lender shall not have the right to be indemnified under this Section 9.5 for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction). All obligations provided for in this Section 9.5 shall survive any termination of this Agreement.
     Section 9.6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.
     Section 9.7. Binding Effect; Assignment. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.
     Section 9.8. Patriot Act Notice. Lender hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow Lender, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Lender in order to assist Lender in maintaining compliance with the Patriot Act.

     Section 9.9. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.
     Section 9.10. Confidentiality. Lender shall hold all Confidential Information in accordance with the customary procedures of Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (which information shall be provided under a notice of confidentiality); (b) to the parent corporation or corporations of Lender (or any affiliate of any of the foregoing), and to its respective auditors and attorneys, and any other advisors or consultants with a need to know; and (c) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Lender, as applicable, shall notify the chief financial officer of Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. In no event shall Lender be obligated or required to return any materials furnished by or on behalf of any Company. Borrower hereby agrees that the failure of Lender to comply with the provisions of this Section 9.10 shall not relieve Borrower of any of the obligations to Lender under this Agreement and the other Loan Documents.
     Section 9.11. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.
     Section 9.12. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
     Section 9.13. Governing Law; Submission to Jurisdiction.
     (a) Governing Law. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower and Lender shall be governed by Ohio law, without regard to principles of conflicts of laws.
     (b) Submission to Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
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11317219.6

     Section 9.14. JURY TRIAL WAIVER. BORROWER AND LENDER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
     IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	2100 McKinney Avenue, Suite 900	TEXAS CAPITAL BANCSHARES, INC.
Dallas, Texas 75201
	Attention: Chief Financial Officer	By:

Peter B. Bartholow Chief Financial Officer

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION
Cleveland, Ohio 44114
	Attention: Financial Institutions Group	By:

James R. Cribbet
Vice President
Signature Page to
Credit Agreement

     Section 9.14. JURY TRIAL WAIVER. BORROWER AND LENDER, TO THE EXTENT PERMITTED BY LAW, HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BORROWER AND LENDER, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.
     IN WITNESS WHEREOF, the parties have executed and delivered this Credit Agreement as of the date first set forth above.

Address:	2100 McKinney Avenue, Suite 900	TEXAS CAPITAL BANCSHARES, INC.
Dallas, Texas 75201
	Attention: Chief Financial Officer	By:

Peter B. Bartholow Chief Financial Officer

Address:	127 Public Square	KEYBANK NATIONAL ASSOCIATION
Cleveland, Ohio 44114
	Attention: Financial Institutions Group	By:

James R. Cribbet
Vice President
Signature Page to
Credit Agreement